Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO Vice Chairman, President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES NEW DIRECTOR
APPOINTMENT AT BANK SUBSIDIARY

Irvine, CA – February 14, 2005 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that Michael Schulman was appointed to the Board of Directors of Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, effective February 1, 2005.

Mr. Schulman currently serves as the Chairman of the Board of the Anaheim Arena Management, LLC, the entity that controls the management contract for the Arrowhead Pond of Anaheim. He also serves as the Managing Director of the Samueli Family Office and serves on the Board of Directors of the Samueli Foundation, the Samueli Institute for Information Biology and the Orange County Jewish Campus. Previously, Mr. Schulman was a partner in McDermott, Will & Emery where he headed the firm’s West Coast Estate Planning practice. Prior to practicing law, Mr. Schulman was an assistant professor of law at the University of Southern California Law Center and a part-time lecturer in estate planning at the University of California, Riverside. Mr. Schulman holds a B.S. from University of California, Berkeley, and a J.D. from the University of Santa Clara.

Stephen H. Gordon, Chairman and Chief Executive Officer commented, “We are pleased with the addition of Michael to the bank’s Board of Directors. It’s a tremendous asset to have someone of his caliber, with his experience and such deep ties to the community, contributing to the success of the Bank and thereby the Company.”

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and lending offices, located in Corte Madera, Burlingame, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and San Diego, California, with plans to open banking offices in San Mateo, California in early 2005, and Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2004 (source: DataQuick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended September 30, 2004 (source: www.fdic.gov).

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.